Exhibit 3.1


                                    AMENDED
                          CERTIFICATE OF DESIGNATIONS
                                       OF
                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                       OF
                            WILD OATS MARKETS, INC.

                ------------------------------------------------
                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware
                ------------------------------------------------

                  The undersigned, Freya R. Brier, Vice President of Legal and General Counsel of Wild Oats Markets, Inc., a Delaware corporation (the "Corporation"), pursuant to resolutions duly adopted by the Board of Directors of the Corporation, hereby certifies:


                  FIRST: That the Corporation filed a Certificate of Designations on May 20, 1998 designating 20,000 shares of the authorized preferred stock as "Series A Junior Participating Preferred Stock." (the "Series A Certificate of Designations");


                  SECOND: That the Series A Certificate of Designations hereby is amended to increase the number of authorized shares of such series from 20,000 to 50,000; and


                  THIRD: That this Amended Certificate of Designations has been duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.



                  IN WITNESS WHEREOF, the Corporation has caused this Amended Certificate of Designations to be signed this 20th day of May, 2004.


                            WILD OATS MARKETS, INC.


                            By: /s/ Freya R. Brier
                               ________________________________________________
                            Name: Freya R. Brier
                            Title:  Vice President of Legal and General Counsel